Exhibit 3.1

ANNEXURE “B”

LOOP MOBILE LIMITED

(ACN 111 082 485)

CONSTITUTION

Salter Power

Solicitors

Level 2

6 Kings Park Road

West Perth WA 6005

Tel: (08) 9216 0900

Fax: (08) 9216 0901

LOOP MOBILE LIMITED

(ACN 111 082 485)

CONSTITUTION

Salter Power

Solicitors

Level 2

6 Kings Park Road

West Perth WA 6005

Tel: (08) 9216 0900

Fax: (08) 9216 0901

CONSTITUTION

INDEX

1.	INTERPRETATION
1.1	Constitution	1
1.2	Listing Rules	1
1.3	Definitions	1
1.4	Corporations Act Definitions	4
1.5	Headings	4

2.	SHARE CAPITAL AND VARIATION OF RIGHTS
2.1	Issue of Shares	4
2.2	Share Options	4
2.3	Classes of Shares	4
2.4	Preference Shares	5
2.4A.1	Issue of Preference Shares	5
2.4A.2	Series and classes of Preference Shares	5
2.4A.3	Dividend rights and Priority of Payment	6
2.4A.4	Entitlement to payment of capital sum in a winding up	7
2.4A.5	Bonus issues and capitalisation of profits	7
2.4A.6	Voting Rights	7
2.4A.7	Meetings	8
2.4A.8	Conversion to ordinary Shares	8
2.5	Recognition of Trusts	8
2.6	Unregistered Interests	8
2.7	Share Certificates and Share Option Certificates	8
2.8	Non-Certificated Shareholdings	9
2.9	Commissions	9
2.10	Restricted Securities	9
2.11	Issues to Directors	9

3.	MINIMUM SHAREHOLDING
3.1	Effect of this Article	9
3.2	Definition in this Article	10
3.3	Minimum Shareholding	10
3.4	Sale of Shares of Minority Member	10
3.5	Acceptance of Offer	11
3.6	Appointment of Attorney	11
3.7	Transfer	11
3.8	Proceeds of Sale	11
3.9	Receipt of Proceeds	11
3.10	Registration of Purchaser	12
3.11	Remedies Limited	12
3.12	Cost of Sale of Shares	12
3.13	Exemption from Article 3.4	12
3.14	Notice to Exempt	12
3.15	Election to Exempt	12

3.16	Takeover Offer or Announcement	13
3.17	Use by Company of Article 3	13

4.	LIEN
4.1	Generally	13
4.2	Exemptions	14
4.3	Dividends	14
4.4	Sale of Shares	14
4.5	Restrictions on Sale	14
4.6	Person Authorised to Sign Transfers	15
4.7	Proceeds of Sale	15

5.	CALL ON SHARES
5.1	Calls	15
5.2	Making of Call	15
5.3	Deemed Calls	15
5.4	Listing Rules	15
5.5	Payments in Advance of Calls	16

6.	FORFEITURE OF SHARES
6.1	Failure to Pay Call	16
6.2	Sale of Forfeited Share	16
6.3	Shares Held on Trust	16
6.4	Officer's Statement Prima Facie Evidence	16
6.5	Procedures	17
6.6	Listing Rules	17

7.	TRANSFER OF SHARES
7.1	No Restriction on Transfer of Shares	17
7.2	Transfers of Shares	17
7.3	Transfer of a Certificated Holding	17
7.4	Transfer of an Uncertificated Holding	18
7.5	Transfer of an SCH-Regulated Transfer	18
7.6	Lien	18
7.7	Transferor Holds Shares Until Registration of Transfer	18
7.8	Closure of Register	18
7.9	Other Securities	18
7.10	Branch Register	18

8.	CHESS AND RELATED SYSTEMS
8.1	Participation	19
8.2	Compliance with Listing Rules	19
8.3	Compliance with SCH business rules	19

9.	TRANSMISSION OF SHARES
9.1	Death of Shareholder Leaving a Will	19
9.2	Death or Bankruptcy of Shareholder	19
9.3	Registration by Transmission or to Beneficiary	19

9.4	Limitations to Apply	20
9.5	Death of a Joint Holder	20
9.6	Joint Personal Representatives	20

10.	CHANGES TO CAPITAL STRUCTURE
10.1	Increase, Consolidate, Sub-divide Share Capital	20
10.2	Reduce Share Capital	20
10.3	Power to Buy Back Shares	21

11.	GENERAL MEETINGS
11.1	Convening of General Meetings of Shareholders	21
11.2	Notice	21
11.3	Notice to ASX	21
11.4	Annual General Meeting	21

12.	PROCEEDINGS AT GENERAL MEETING
12.1	Quorum	22
12.2	Business at General Meetings	22
12.3	Persons Entitled to Attend a General Meeting	22
12.4	Chairman	22
12.5	Casting Vote	22
12.6	Adjournment	22
12.7	Notice of Resumption of Adjourned General Meeting	23
12.8	Voting Rights	23
12.9	Voting - Show of Hands	23
12.10	Results of Voting	23
12.11	Poll	24
12.12	Manner of Taking Poll	24
12.13	Meeting May Continue	24
12.14	Voting by Joint Holders	24
12.15	Shareholder under Disability	24
12.16	Payment of Calls	24
12.17	Objection to Voting	24
12.18	Proxies	25
12.19	Proxy Votes	25
12.20	Representatives of Corporate Shareholders	26

13.	THE DIRECTORS
13.1	Number of Directors	26
13.2	Rotation of Directors	26
13.3	Re-appointment of Directors	26
13.4	Election of Directors	27
13.5	Casual Vacancies and Additional Directors	27
13.6	Removal of Director	27
13.7	Vacation of Office	27
13.8	Remuneration	28
13.9	Expenses	28
13.10	No Share Qualification	28

14.	POWERS AND DUTIES OF DIRECTORS
14.1	Management of the Company	28
14.2	Borrowings	29
14.3	Attorneys	29
14.4	Cheques, etc.	29
14.5	Retirement Benefits for Directors	30
14.6	Securities to Directors	30

15.	PROCEEDINGS OF DIRECTORS
15.1	Convening a Meeting	30
15.2	Procedure at Meetings	30
15.3	Quorum	30
15.4	Majority Decisions	31
15.5	Casting Votes	31
15.6	Alternate Directors	31
15.7	Continuing Directors May Act	31
15.8	Chairman	32
15.9	Committees	32
15.10	Written Resolutions	32
15.11	Defective Appointment	32
15.12	Directors May Hold Other Offices	32
15.13	Directors May Hold Shares, etc.	33
15.14	Directors Not Accountable for Benefits	33
15.15	Disclosure of Interests	33
15.16	Related Body Corporate Contracts	33
15.17	Voting, Affixation of Seal	34
15.18	ASX to be Advised	34

16.	MEETING BY INSTANTANEOUS COMMUNICATION DEVICE
16.1	Meetings to be Effectual	34
16.2	Procedure at Meetings	35
16.3	Minutes	35
16.4	Definition	35

17.	MANAGING DIRECTOR
17.1	Appointment	35
17.2	Remuneration	35
17.3	Powers	36
17.4	Rotation	36

18.	SECRETARY	36

19.	SEALS
19.1	Common Seal	36
19.2	Share Seal	36

20.	ACCOUNTS, AUDIT AND RECORDS

20.1	Accounting Records to be Kept	37
20.2	Audit	37
20.3	Inspection	37

21.	MINUTES
21.1	Minutes to be Kept	37
21.2	Signature of Minutes	38
21.3	Requirements of the Corporations Act	38

22.	DIVIDENDS AND RESERVES
22.1	Dividends	38
22.2	Interim Dividend	38
22.3	Dividends Only Payable from Profits	38
22.4	No Interest	38
22.5	Reserves	38
22.6	Alternative Method of Payment of Dividend	38
22.7	Payment of Dividends	39
22.8	Unclaimed Dividends	39
22.9	Breach of Escrow Agreements	39

23.	CAPITALISATION
23.1	Capitalisation	39
23.2	Application of Capitalised Amounts	40
23.3	Procedures	40

24.	BONUS SHARE PLAN
24.1	Authorisation of Bonus Share Plan	40
24.2	Amendment and Revocation	41

25.	DIVIDEND REINVESTMENT PLAN
25.1	Authorisation and Dividend Reinvestment Plan	41
25.2	Amendment and Revocation	41

26.	NOTICES
26.1	Service	41
26.2	Service by Post	41
26.3	Notice to Joint Holders	41
26.4	Notice to Personal Representatives and Others	42
26.5	Persons Entitled to Notice	42
26.6	Change of Address	42
26.7	Incorrect Address	42

27.	WINDING UP	43

28.	INDEMNITY	43

29.	OVERSEAS SHAREHOLDERS	44

30.	COMPLIANCE WITH LISTING RULES	44

CORPORATIONS ACT

CONSTITUTION

of

LOOP MOBILE LIMITED

1.	INTERPRETATION

1.1	Constitution

The provision in these Articles comprise the Constitution of the Company.

1.2	Listing Rules

The restrictions included in these articles to accord to the Listing Rules shall be of no force and effect unless and until the Company is admitted to the official list of the ASX.

1.3	Definitions

In these Articles:

“Articles” means these articles as altered or added to from time to time;

“ASTC” means ASX Settlement and Transfer Corporation Pty Ltd or such other body as is approved under the Corporations Act or Corporations Regulations from time to time;

“ASTC operating rules” means the settlement rules of ASTC in force from time to time;

“ASTC-regulated transfer” means a transfer of securities in accordance with the ASTC operating rules;

“ASX” means Australian Stock Exchange Limited;

“Bonus Share Plan” means a plan implemented under Article 24;

“Business Day” means Monday to Friday inclusive, except New Year’s Day, Good Friday, Easter Monday, Christmas Day, Boxing Day and any other day that the ASX declares is not a Business Day;

“Chairman” and “Vice-Chairman” means the persons elected by the Directors to the office of Chairman and Vice-Chairman from time to time in accordance with Article 15.8 or as otherwise elected in accordance with Article 12.4;

“Certificated Holding” means a holding of Shares by a Shareholder who has not waived his entitlement to a certificate under Article 2.8;

“CHESS” means the Clearing House Electronic Sub-register System established and operated by ASTC for the clearing and settlement of transactions in CHESS approved securities, the transfer of securities and the registration of transfers;

“CHESS approved securities” means securities of a company for which CHESS approval has been given in accordance with the ASTC operating rules;

“the Company” means this company as it is from time to time named in accordance with the Corporations Act;

“Corporations Act” and “Corporations Regulations” mean respectively the Corporations Act (Cth) and the regulations made thereunder;

“the Directors” means the directors of the Company from time to time or such number of them as have authority to act for the Company (including any alternate director duly acting as such), and “Director” has a corresponding meaning;

“Dividend Reinvestment Plan” means a plan implemented under Article 25;

“Executive Director” means a Director appointed in accordance with Article 17.1 to an office of, or otherwise employed by, the Company;

“Home Branch” means the State Branch of the ASX designated to the Company by the ASX;

“Listing Rules” means the Listing Rules of ASX and any other rules of ASX which are applicable while the Company is admitted to the Official List of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver by ASX;

“Listed Securities” means any Shares, Share Options, stock, debentures, debenture stock or other securities for the time being issued by the Company and officially quoted by the ASX;

“Managing Director” means a Director appointed as a managing director of the Company in accordance with Article 17.1;

“Memorandum” means the Company's memorandum of association as altered from time to time;

“Officer” means any Director or Secretary of the Company;

“Prescribed Rate” means the rate of 18% per annum or such other rate as may from time to time be fixed by the Directors;

“proper ASTC transfer” means an ASTC regulated transfer that is effected in accordance with the ASTC operating rules or that is taken by the Corporations Act to be a proper ASTC transfer;

“Registered Office” means the registered office of the Company;

“Register of Shareholders” means the register of Shareholders kept by the Company in accordance with the Corporations Act;

“Related Body Corporate” means a body corporate which by virtue of the provisions of the Corporations Act is deemed to be related to the Company and “related” has a corresponding meaning;

“Representative” means a person authorised to act as a representative of a corporation under Article 12.20;

“Restricted Securities” has the meaning ascribed to it by the Listing Rules;

“Seal” means the common seal of the Company and includes any official seal and, where the context so admits, the Share Seal of the Company;

“Secretary” means any person appointed to perform the duties of a secretary of the Company;

“Share” means a share in the capital of the Company;

“Shareholder” means a person or company registered in the Register of Shareholders as the holder of one or more Shares and includes any person or company who is a member of the Company in accordance with or for the purposes of the Corporations Act;

“Shareholding Account” means an entry in the Register of Shareholders in respect of a Shareholder for the purpose of providing a separate identification of some or all of the ordinary Shares registered from time to time in the name of that Shareholder and “Securities Account” has an equivalent meaning in relation to Listed Securities of all kinds, including ordinary Shares;

“Share Option” means an option to require the Company to allot and issue a Share;

“Share Seal” means the duplicate common seal referred to in Article 19.2; and

“Uncertificated Holding” means a holding of Shares by a Shareholder who has waived his entitlement to a certificate under Article 2.8 or a holding of Shares by a Shareholder pursuant to a proper ASTC transfer.

1.4	Corporations Act Definitions

Any word or expression defined in or for the purposes of the Corporations Act shall, unless otherwise defined in Article 1.2 or the context otherwise requires, have the same meaning when used in these Articles, and the rules of interpretation specified in or otherwise applicable to the Corporations Act shall, unless the context otherwise requires, apply in the interpretation of these Articles.

1.5	Headings

Headings are inserted in these Articles for convenience only, and shall not affect the interpretation of these Articles.

2.	SHARE CAPITAL AND VARIATION OF RIGHTS

2.1	Issue of Shares

Without prejudice to any special rights previously conferred on the holders of any existing Shares or class of Shares, Shares for the time being unissued shall be under the control of the Directors, and subject to the Corporations Act, the Listing Rules and these Articles, the Directors may at any time and from time to time issue such number of Shares either as ordinary Shares or Shares of a named class or classes (being either an existing class or a new class) and with such preferred, deferred, or other special rights or such restrictions, whether with regard to dividend, return of capital, or otherwise, and whether as preference Shares that are or at the option of the Company are liable to be redeemed, as the Directors shall, in their absolute discretion determine. The issue price of a Share shall be taken to be the nominal value thereof plus any premium at which it is issued or less any discount at which it is issued.

2.2	Share Options

Subject to the Corporations Act and the Listing Rules, the Directors may at any time and from time to time issue Share Options on such terms and conditions as the Directors shall, in their absolute discretion, determine.

2.3	Classes of Shares

If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied, whether or not the Company is being wound up, with the consent in writing of the holders of three quarters of the issued Shares of that class, or if authorised by a special resolution passed at a separate meeting of the holders of the Shares of the class. Any variation of rights under this Article 2.3 shall be subject to the Corporations Act. The provisions of these Articles relating to general meetings shall apply so far as they are capable of application and with necessary alterations to every such separate meeting except that a quorum is constituted by two persons who together hold or represent by proxy one-third of the issued Shares of the class.

2.4	Preference Shares

Subject to this Article 2.4, the provisions of the Corporations Act and the Listing Rules, the Company may issue preference Shares that are liable to be redeemed whether at the option of the Company or otherwise, and the following provisions shall apply in respect of such preference Shares:

(a)	the Directors may, subject to the provisions of the Corporations Act, exercise the power in any manner they think fit;

(b)	any preference Shares so issued shall confer upon the holders thereof, inter alia, the same rights as the holder of ordinary Shares to receive notices, reports and audited profit and loss accounts and audited balance sheets, and to attend General Meetings and to vote in the circumstances outlined in the Listing Rules;

(c)	the total nominal value of issued preference Shares shall not exceed the total nominal value of the issued ordinary Shares at any time;

(d)	the Company may at any time issue further preference Shares ranking pari passu in all respects with (but not in priority to) other preference Shares already issued and the rights of the issued preference Shares shall not be deemed to have been varied by the further issue; and

(e)	other conditions, restrictions or rights attaching or relating to any preference Shares issued with respect to redemption, repayment of capital, participation in surplus assets and profits, cumulative or non cumulative dividend, voting and priority of payment of capital and dividend in relation to other Shares or classes of preference Shares shall be set forth in the Articles by amendment thereof prior to issue of any such Shares.

2.4A	Preference Shares

2.4A.1 Issue of preference shares

Subject to the Corporations Act, the Listing Rules and these Articles, the Directors may issue preference Shares which are, or at the option of the Company are, liable to be redeemed.

2.4A.2 Series and classes of preference shares

The Directors may create and issue separate series of preference Shares provided that each class of preference Share within a series must rank equally with each other class issued in that same series in respect of any:

(a)	return of capital;

(b)	participation in surplus assets and profits;

(c)	cumulative and non-cumulative dividends; and

(d)	priority of payment of capital and dividends in relation to shares or other series of preference shares.

2.4A.3 Dividend rights and priority of payment

(a)	Each preference Share confers on the holder a right to receive a dividend (Dividend) at the rate or in the amount and on the conditions decided by the Directors under the terms of issue unless, and to the extent that, the Directors decide under the terms of issue that there is no right to receive a Dividend.

(b)	Without limiting the conditions which, under the terms of issue, the Directors may impose upon the right (if any) to receive a Dividend, the Directors may under the terms of issue, impose conditions upon the right to receive a Dividend which may be changed or reset at certain times or upon certain events and in the manner and to the extent the Directors decide under the terms of issue.

(c)	The Dividend (if any):

(i)	is non-cumulative unless, and to the extent that, the Directors decide otherwise under the terms of issue; and

(ii)	will rank for payment:

(A)	in priority to ordinary Shares unless, and to the extent that, the Directors decide otherwise under the terms of issue;

(B)	in priority to Shares in any other class of Shares or class of preference Shares expressed under the terms of issue to rank behind for the payment of dividends;

(C)	equally with shares in any other class of Shares or class of preference Shares expressed under the terms of issue to rank equally for the payment of dividends; and

(D)	behind Shares in any other class of shares or class of preference Shares expressed under the terms of issue to rank in priority for the payment of dividends.

(d)	If, and to the extent that, the Directors decide under the terms of issue, each preference Share may, in addition to the rights (if any) to receive a Dividend, participate equally with the ordinary Shares in the distribution of profits available for dividends.

(e)	Each preference Share confers on its holder:

(i)	if, and to the extent that the Dividend is cumulative, the right in a winding up or on redemption to payment of the amount of any Dividend accrued but unpaid on the Share at the commencement of the winding up or the date of redemption, whether earned or determined or not;

(ii)	if, and to the extent that the Dividend is non-cumulative, and if, and to the extent that, the Directors decide under the terms of issue, the right in a winding up or on redemption to payment of the amount of any Dividend accrued but unpaid for the period commencing on the dividend payment date which has then most recently occurred and ending on the commencement of the winding up or the date of redemption, whether earned or determined or not, with the same priority in relation to each other class of Shares as the priority that applies in relation to the payment of the Dividend.

2.4A.4 Entitlement to payment of capital sum in a winding up

(a)	Each preference Share confers on its holder the right in a winding up or on a redemption to payment of:

(i)	any amount paid on the Share, or any amount fixed by the Directors under the terms of issue or capable of determination pursuant to a mechanism adopted by the Directors under the terms of issue; and

(ii)	a further amount out of the surplus assets and profits of the Company on the conditions decided by the Directors under the terms of issue unless, and to the extent that, the Directors decide under the terms of issue that there is no right to any payment of a further amount out of the surplus assets and profits of the Company, in priority to ordinary Shares and, unless the Directors decide otherwise under the terms of issue, in priority to Shares in any other class of Shares or class of preference Shares expressed to rank behind on a winding up, equally with Shares in any other class of Shares or class of preference Shares expressed to rank equally on a winding up, and behind Shares in any other class of shares or class of preference shares expressed to rank in priority on a winding up.

(b)	Unless otherwise decided by the Directors under the terms of issue, a preference Share does not confer on its holder any right to participate in the profits or property of the Company except as set out in this article.

2.4A.5 Bonus issues and capitalisation of profits

If, and to the extent that the Directors decide under the terms of issue, a preference Share may confer a right to a bonus issue or capitalisation of profits in favour of holders of those Shares only.

2.4A.6 Voting rights

A preference Share does not entitle its holder to vote at any general meeting of the Company except on the questions, proposals or resolutions or during periods of time or in circumstances identified by the Directors in the terms of issue, which, unless the Directors decide otherwise under the terms of issue, are as follows:

(a)	a proposal:

(i)	to reduce the share capital of the Company; (ii) that affects rights attached to the Share;

(ii)	that affects rights attached to the Share;

(iii)	to wind up the Company; or

(iv)	for the disposal of the whole of the property, business and undertaking of the Company;

(b)	a resolution to approve the terms of a buy-back agreement;

(c)	during a period in which a Dividend or part of a Dividend on the Share is in arrears; and

(d)	during the winding up of the Company.

2.4A.7 Meetings

Each preference Share confers on its holder the same rights as those conferred by the Constitution upon the holders of ordinary Shares in relation to receiving notices (including notices of general meetings), reports, balance sheets and audited accounts and of attending and being heard at all general meetings of the Company.

2.4A.8 Conversion to ordinary Shares

A preference Share which, in accordance with its terms of issue, may be converted into an ordinary Share will, at the time of conversion and without any further act, have the same rights as a fully paid ordinary Share and rank equally with other fully paid ordinary Shares on issue.

2.5	Recognition of Trusts

Except as permitted or required by the Corporations Act, the Company shall not recognise a person as holding a Share or Share Option upon any trust.

2.6	Unregistered Interests

The Company is not bound by or compelled in any way to recognise any equitable, contingent, future or partial right or interest in any Share or Share Option (whether or not it has notice of the interest or right concerned) unless otherwise provided by these Articles or by law, except an absolute right of ownership by the registered holder of the Share or Share Option.

2.7	Share Certificates and Share Option Certificates

Subject to Article 8, a person whose name is entered as a Shareholder in the Register of Shareholders is entitled without payment to receive a Share certificate in respect of the Share under the Seal in accordance with the Corporations Act but, in respect of a Share or Shares held jointly by several persons, the Company is not bound to issue more than one certificate. Delivery of a certificate for a Share to one of several joint Shareholders is sufficient delivery to all such holders. In addition:

(a)	Share certificates in respect of Listed Securities shall only be allotted and issued in accordance with the Listing Rules;

(b)	subject to these Articles, the Company shall dispatch all appropriate Share certificates within 5 Business Days after the date upon which a transfer of any of its Shares is lodged with the Company and as otherwise required by the Listing Rules;

(c)	where a Share certificate is lost, worn out or destroyed, the Company shall issue a duplicate certificate in accordance with the requirements of the Corporations Act;

(d)	the foregoing provisions of this Article 2.8 shall, with necessary alterations, apply to Share Options; and

(e)	a Shareholder may by notice in writing to the Company waive his entitlement to a Share certificate

2.8	Non-Certificated Shareholdings

Article 2.8 shall not apply if and to the extent that the ASTC operating rules provide otherwise or if the Shareholder is the subject of a declaration under the Corporations Act published in the Commonwealth of Australia Gazette.

2.9	Commissions

The Company may exercise the powers of paying commission conferred by the Corporations Act if the percentage or the amount of the commission paid or agreed to be paid is disclosed in the required manner and the commission does not exceed the rate of 10% of the price at which the Shares in respect of which the commission is paid are issued. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid Shares or partly in the one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

2.10	Restricted Securities

Restricted Securities cannot be disposed of during the escrow period except as permitted by the Listing Rules or ASX, and the Company will not acknowledge a disposal (including registering a transfer) of Restricted Securities during the escrow period except as permitted by the Listing Rules or ASX.

2.11	Issues to Directors

Whilst the Company is listed by ASX, a Director or any person who for the purposes of the Corporations Act would be regarded as an associate of a Director shall not be entitled to participate directly or indirectly in the issue by the Company of Shares or options to take up Shares except in accordance with the provisions for the time being of the Listing Rules.

3.	MINIMUM SHAREHOLDING

3.1	Effect of this Article

The provisions of this Article 3 shall have effect notwithstanding any other provision of these Articles.

3.2	Definition in this Article

In this Article 3:

“Date of Adoption” means the date upon which this Article 3 is inserted in these Articles of Association by special resolution of the members of the Company;

“Date of Effect” means the date immediately following the date of expiry being 6 weeks after the date that the Minority Member received notice of the Company's intention to sell his or her Shares in accordance with this Article 3;

“Minimum Shareholding” means a number of shares equal to a "marketable parcel" of Shares within the meaning of the Listing Rules of the Australian Stock Exchange Limited or such other entity as may succeed the functions of that company;

“Minority Member” means a member holding less than the Minimum Shareholding on or at any time after the Date of Effect;

“Purchaser” means the person or persons (including a member or members) whose offer or offers to purchase Shares is or are accepted by the Company; and

“Shares” means ordinary shares and any other shares in the capital of the Company that may be quoted on the Australian Stock Exchange Limited from time to time.

3.3	Minimum Shareholding

Subject to Articles 3.13 to 3.15 inclusive, on and from the Date of Effect, a member shall not hold less than the Minimum Shareholding, unless otherwise determined by the Directors.

3.4	Sale of Shares of Minority Member

Subject to Articles 3.13 to 3.15 inclusive, on and from the Date of Effect, each Minority Member shall be deemed to have irrevocably appointed the Company as his agent:

(a)	to sell all the Shares held by him at the best available market price, at the time of sale. The Company will bear the costs of sale of Shares of the Minority Member sold under this Article; and

(b)	to deal with the proceeds of the sale of those Shares in accordance with this Article 3.

3.5	Acceptance of Offer

Where the Company receives an offer for the purchase of all the shares of a Minority Member to whom Article 3.4 applies, the Company may accept the offer on behalf of such a Minority Member.

For the avoidance of doubt, nothing in this Article obliges the Company to sell the Shares of a Minority Member.

3.6	Appointment of Attorney

The Company shall, by instrument in writing, appoint a person or persons to act as attorney or attorneys of each Minority Member to whom this Article applies, to execute an instrument or instruments of transfer of their Shares to the Purchaser.

3.7	Transfer

Where:

(a)	all the Shares of each Minority Member to whom Article 3.4 applies at the time are sold to one Purchaser; or

(b)	all the Shares of two or more Minority Members to whom Article 3.4 applies at any time are sold to one Purchaser,

the transfer may be effected by one instrument of transfer.

3.8	Proceeds of Sale

The Company shall receive the proceeds of the sale of the Shares of each Minority Member to whom Article 3.4 applies at any time and shall:

(a)	thereupon cause the name of the Purchaser to be entered in the Register as the holder of the Shares sold; and

(b)	within 10 Business Days of receipt of the relevant share certificate, cause the proceeds to be sent to the Minority Member by cheque mailed to his address in the Register (or in the case of joint holders, to the address of the holder whose name is shown first in the Register), such cheque to be made payable to the Minority Member (or, in the case of joint holders, to them jointly). In the case where a Minority Member's whereabouts are unknown or where a Minority Member fails to return the share certificate or certificates relating to the shares sold, the proceeds of sale shall be applied in accordance with the applicable laws dealing with unclaimed moneys.

3.9	Receipt of Proceeds

The receipt by the Company of the proceeds of sale of Shares of a Minority Member shall be a good discharge to the Purchaser of all liability in respect of the purchase of the Shares.

3.10	Registration of Purchaser

Upon entry of the name of the Purchaser in the Register as the holder of the Shares of a Minority Member to whom Article 3.4 applies:

(a)	the Purchaser shall not be bound to see to the regularity of the actions and proceedings of the Company pursuant to this Article 3 or to the application of the proceeds of sale; and

(b)	the validity of the sale shall not be impeached by any person.

3.11	Remedies Limited

The remedy of any Minority Member to whom Article 3.4 applies in respect of the sale of his Shares is hereby expressly limited to a right of action in damages against the Company to the exclusion of any other right, remedy or relief against any other person.

3.12	Cost of Sale of Shares

The Company shall bear all the costs of the sale of the Shares.

3.13	Exemption from Article 3.4

At any time on and from the Date of Adoption, the Company shall give 6 weeks written notice to a Minority Member advising of the Company's intention to sell his shareholding pursuant to Article 3.4, unless the Minority Member, within 6 weeks of receipt of notice from the Company in accordance with this Article 3.13 gives written notice to the Company that he desires his shareholding to be exempted from Article 3.4, in which case the provisions of Article 3.4 shall not apply to such Minority Member.

3.14	Notice to Exempt

Where a Minority Member has given written notice to the Company that he desires his shareholding to be exempted from Article 3.4 he may at any time thereafter, revoke or withdraw that notice and thereupon the provisions of Article 3.4 shall apply to such Minority Member.

3.15	Election to Exempt

Where a Minority Member has not given written notice to the Company within 6 weeks of receipt of notice from the Company in accordance with Article 3.13 that he desires his shareholding to be exempted from Article 3.4, then the Company shall be authorised to sell the Shares of the Minority Member pursuant to clauses 3.4 and 3.5.

3.16	Takeover Offer or Announcement

This Article 3 shall cease to have any effect following the announcement of a takeover scheme in respect of shares in the Company or following a takeover announcement in respect of shares in the Company but, notwithstanding Article 3.18, the procedure outlined in Articles 3.13 to 3.15 inclusive may be started again after the closure of the takeover offers or the offers made under the takeover announcement, as the case may be.

3.17	Use by Company of Article 3

The Company may not give more than 1 notice under Article 3.13 to a particular Shareholder in any 12 month period.

4.	LIEN

4.1	Generally

Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payments or empowers any government or taxing authority or governmental official to require the Company to make any payment in respect of any Shares held either jointly or solely by any Shareholder, or in respect of any transfer of such Shares, or of any dividends, bonuses or other moneys due or payable or accruing due or which may become due or payable to such Shareholder by the Company on or in respect of any Shares or for or on account or in respect of any Shareholder, and whether in consequence of:

(a)	the death of such Shareholder;

(b)	the non-payment of any income tax or other tax by such Shareholder;

(c)	the non-payments of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such Shareholder or by or out of his estate; or

(d)	any other act or thing;

the Company in every such case:

(e)	shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

(f)	shall have a lien upon all dividends payable in respect of the Shares held either jointly or solely by such Shareholder for all moneys which the Company has been required by law to pay (and has paid) in respect of the said Shares or in respect of any such dividend or for an account or in respect of such Shareholder under or in consequence of any such law, together with interest at the Prescribed Rate thereon from date of payment to date of repayment, and may deduct or set off against any such dividend so paid or payable by the Company together with interest as aforesaid;

(g)	may recover as a debt due from such Shareholder or his executor or administrator, wherever constituted or situate, any moneys paid by the Company under or in consequence of any such law and interest thereon at the Prescribed Rate and for the period aforesaid in excess of any dividend as aforesaid then due or payable by the Company to such Shareholder; and

(h)	may, if any such money be so paid by the Company under any such law, refuse to register a transfer of any Shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is so set off or deducted or, in case the same exceeds the amount of any such dividend, bonus or other money then due or payable by the Company to such Shareholder, until such excess is paid to the Company.

Nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company, and, as between the Company and every such Shareholder, his executor, administrator and estate, wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

4.2	Exemptions

The Directors may at any time exempt a Share wholly or in part from the provisions of this Article 4.

4.3	Dividends

Whenever the Company has a lien on a Share, the lien extends to all dividends payable in respect of the Share.

4.4	Sale of Shares

Subject to Article 4.5, the Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien.

4.5	Restrictions on Sale

A Share on which the Company has a lien shall not be sold unless:

(a)	the sum in respect of which the lien exists is presently payable; and

(b)	the Company has, not less than 14 days before the date of the sale, given to the registered holder for the time being of the Share or the person entitled to the Share by reason of the death or bankruptcy of the registered holder a notice in writing setting out, and demanding payment of, such part of the amount in respect of which the lien exists as is presently payable.

4.6	Person Authorised to Sign Transfers

For the purpose of giving effect to a sale of a Share under Article 4.4, the Directors may authorise a person to transfer the Shares sold to the purchaser of the Shares. The Company shall register the purchaser as the holder of the Shares comprised in any such transfer and he is not bound to see to the application of the purchase money. The title of the purchaser to the Shares is not affected by any irregularity or invalidity in connection with the sale.

4.7	Proceeds of Sale

The proceeds of a sale under Article 4.4, shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue (if any), shall be paid to the person entitled to the Shares at the date of the sale.

5.	CALLS ON SHARES

5.1	Calls

The Directors may make calls upon the Shareholders, that are payable not less than 14 days from the day on which the call is made, in respect of any money unpaid on the Shares of the Shareholders (whether on account of the nominal value of the Shares or by way of premium) which is not by the terms of issue of those Shares made payable at fixed times, except that no call shall be payable earlier than one month from the date fixed for the payment of the last preceding call. The Directors may revoke or postpone a call.

5.2	Making a Call

A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and a call may be required or permitted to be paid by instalments.

5.3	Deemed Calls

Subject to any notice requirements under the Listing Rules, any amount that, by the terms of issue of a Share, becomes payable on allotment or at a fixed date, whether on account of the nominal value of the Share or by way of premium, shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the amount becomes payable, and, in case of non-payment, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise apply as if the amount had become payable by virtue of a call duly made and notified.

5.4	Listing Rules

The Company shall comply with the Listing Rules in relation to calls.

5.5	Payments in Advance of Calls

The Directors may accept from a Shareholder the whole or any part of the amount unpaid on a Share although no part of that amount has been called up, and in that event the Directors shall nominate whether the amount so paid is to be treated as capital or a loan to the Company by the Shareholder. If the amount so paid is nominated to be capital, it shall be deemed as from the date of such nomination to have been applied in paying up (so far as it will extend) the unpaid balance of the total issue price of the Share, but the dividend entitlement attaching to such share shall remain as it was prior to the payment so made until there is a call in respect of the Share under this Article of an amount equal to or greater than the amount so paid. If the amount so paid is nominated to be a loan to the Company, it shall carry interest at such rate, not exceeding the Prescribed Rate, as is agreed between the Directors and the Shareholder, shall not be repayable unless the Directors so determine, shall not confer on the Shareholder any rights attributable to subscribed capital, and shall, unless so repaid, be applied in payment of calls on the Share as and when the same become due.

6.	FORFEITURE OF SHARES

6.1	Failure to Pay Call

If a Shareholder fails to pay a call or instalment of a call on the day appointed for payment of the call or instalment or within 14 days thereafter, the Shares in respect of which the call was made are thereupon forfeited. Where any share is forfeited, notice of forfeiture shall be given to the person in whose name it stood immediately prior to the forfeiture and an entry of the forfeiture with the date thereof shall forthwith be made in the Register of Shareholders. No forfeiture shall be invalidated by any failure to give such notice or make such entry.

6.2	Sale of Forfeited Share

A forfeited Share shall be offered for sale by public auction in accordance with or otherwise disposed of on such terms and in such manner as the Directors may determine and, at any time before a sale or disposition, the forfeiture may be cancelled in such manner and on such terms as the Directors may determine.

6.3	Shares Held on Trust

Forfeited Shares which are withdrawn from sale or for which no bid is received at the sale shall be held by the Directors in trust for the Company and shall be disposed of in such manner and on such terms as the Directors shall determine.

6.4	Officer's Statement Prima Facie Evidence

A statement in writing declaring that the person making the statement is a Director or a Secretary of the Company, and that a Share in the Company has been duly forfeited on a date stated in the statement, is prima facie evidence of the facts stated in the statement as against all persons claiming to be entitled to the Share.

6.5	Procedures

The Company may receive the consideration (if any) given for a forfeited Share on any sale or disposition of the Share, and may effect a transfer of the Share in favour of the person to whom the Share is sold or disposed of. Upon the effecting of the transfer, the transferee shall be registered as the holder of the Share and is not bound to see to the application of any money paid as consideration. The title of the transferee to the Share is not affected by any irregularity or invalidity in connection with the forfeiture, sale or disposal of the Share.

6.6	Listing Rules

The Company shall comply with the Listing Rules with respect to forfeited Shares.

7.	TRANSFER OF SHARES

7.1	No Restriction on Transfer of Shares

Except where required by law or elsewhere in these Articles, there shall be no restriction on the transfer of Shares. No fees shall be charged on a transfer of any Shares.

7.2	Transfers of Shares

Subject to these Articles, a Shareholder may transfer all or any of his Shares by a sufficient transfer pursuant to the Corporations Act.

7.3	Transfer of a Certificated Holding

In respect of a transfer of a Certificated Holding of Shares:

(a)	the written instrument of transfer must be left at the Registered Office or at such other place as has been designated as the place at which the Register of Shareholders is maintained pursuant to the Corporations Act;

(b)	the instrument of transfer must be accompanied by a certificate for the Shares dealt with in the instrument of transfer, unless the Directors waive production of the certificate on receiving satisfactory evidence of the loss or destruction of the certificate; and

(c)	the Directors may require other evidence of the transferor’s right to transfer the Shares.

7.4	Transfer of an Uncertificated Holding

Subject to Article 7.5, the procedure for a transfer of an Uncertificated Holding of Shares shall be the same as in Article 7.3, except that the written instrument of transfer need not be accompanied by a certificate for the Shares dealt with in the instrument.

7.5	Transfer of an ASTC-regulated transfer

If the Company participates in a computerised or electronic share transfer system and has CHESS approved securities in accordance with the ASTC operating rules, then transfers of Shares shall be registered in accordance with the ASTC operating rules. A proper ASTC transfer is taken to be recorded in the Company’s share register and the name of the transferee to be registered as the holder of the Shares comprised in the transfer at the time when, under the ASTC operating rules, the proper ASTC transfer takes effect.

7.6	Lien

Subject to the Listing Rules, the Directors may refuse to register any transfer of, or which includes, Shares on which the Company has a lien.

7.7	Transferor Holds Shares Until Registration of Transfer

A transferor of Shares remains the holder of those Shares until the transfer is registered and the name of the transferee is entered in the Register of Shareholders in respect of those Shares.

7.8	Closure of Register

Subject to the Listing Rules and the ASTC operating rules, the Register of Shareholders may be closed during such time as the Directors may determine, not exceeding 30 days in each calendar year.

7.9	Other Securities

The provisions of this Article 7 shall apply, with necessary alterations, to any other Listed Securities for the time being issued by the Company.

7.10	Branch Register

The Company may cause a Branch Register of Shareholders to be kept in any place, and the Directors may from time to time make such provisions as they (subject to the Corporations Act) may think fit with respect to the keeping of any such Branch Register.

8.	CHESS AND RELATED SYSTEMS

8.1	Participation

The Directors may, at any time, resolve that the Company seek participation in respect of any of its Listed Securities in any system of ASTC-regulated transfers pursuant to the Corporations Act.

8.2	Compliance with Listing Rules

The Company shall comply with the Listing Rules and ASTC operating rules in relation to any Securities which are the subject of ASTC-regulated transfers including the issue and cancellation of certificates therefor, the registration of transfers thereof, the audit of relevant registers and the other matters provided for therein.

8.3	Compliance with ASTC operating rules

The Company shall comply with the ASTC operating rules where the securities of the company are CHESS approved securities.

9.	TRANSMISSION OF SHARES

9.1	Death of Shareholder Leaving a Will

On the death of a Shareholder who leaves a will appointing an executor, the executor shall be entitled as from the date of death, and on behalf of the deceased Shareholder's estate, to the same dividends and other advantages and to the same rights whether in relation to meetings of the Company, or voting or otherwise, as the Shareholder would have been entitled to if he had not died, whether or not probate of the will has been granted. Nevertheless, if probate of the will is granted to a person or persons other than the executor first referred to in this Article, his executor's rights shall cease, and such rights shall only be exercisable by the person or persons to whom probate is granted as provided in Articles 9.2 and 9.3.

9.2	Death or Bankruptcy of Shareholder

Subject to Article 9.1, where the registered holder of a Share dies or becomes bankrupt, his personal representative or the trustee of his estate, as the case may be, shall be entitled upon the production of such information as is properly required by the Directors, to the same dividends and other advantages, and to the same rights (whether in relation to meetings of the Company, or to voting or otherwise), as the registered holder would have been entitled to if he had not died or become bankrupt.

9.3	Registration by Transmission or to Beneficiary

A person becoming entitled to a Share in consequence of the death or, subject to the Bankruptcy Act 1966, the bankruptcy of a Shareholder may, upon such information being produced as is properly required by the Directors, elect by written notice to the Company either to be registered himself as holder of the Share or to have some other person nominated by him registered as the transferee of the Share. If he elects to have another person registered, he shall effect a transfer of the Share to that other person.

9.4	Limitations to Apply

All the limitations, restrictions and provision of these Articles relating to the right to transfer Shares and the registration of a transfer of Shares are applicable to any such notice or transfer as if the death or bankruptcy of the Shareholder had not occurred and the notice of transfer were a transfer effected by that Shareholder.

9.5	Death of a Joint Holder

In the case of the death of a Shareholder who was a joint holder, the survivor or survivors shall be the only persons recognised by the Company as having any title to the deceased's interest in the Shares, but this Article 9.5 does not release the estate of a deceased joint holder from any liability in respect of a Share that had been jointly held by him with one or more other persons.

9.6	Joint Personal Representatives

Where two or more persons are jointly entitled to any Share in consequence of the death of the registered holder, they shall, for the purpose of these Articles, be deemed to be joint holders of the Share.

10.	CHANGES TO CAPITAL STRUCTURE

10.1	Increase, Consolidate, Sub-divide Share Capital

The Company may issue, cancel and convert Shares in accordance with the Corporations Act and the Listing Rules.

10.2	Reduce Share Capital

The Company may, subject to the Corporations Act and the Listing Rules, by special resolution reduce its share capital, including, without limitation, its paid up capital, capital redemption reserve, share premium reserve, asset revaluation reserve, share discount reserve and any other reserve account in any way and in particular:

(a)	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

(b)	cancel any paid-up share capital that is lost or is not represented by available assets;

(c)	pay off any paid-up share capital that is in excess of the needs of the Company; or

(d)	by distributing to the members specific assets, which may include paid-up shares in, or other securities of, the Company or any other body corporate.

10.3	Power to Buy Back Shares

The Company may buy ordinary shares or any class of ordinary shares in itself by any means authorised by the Corporations Act, subject to the provisions of that Law and, where applicable, the Listing Rules.

11.	GENERAL MEETINGS

11.1	Convening of General Meetings of Shareholders

The Directors may, whenever they think fit, convene a general meeting of Shareholders provided that, in the event that there are no Directors holding office, the Secretary shall convene a general meeting for the purpose of electing Directors. A general meeting shall also be convened on requisition as is provided for by the Corporations Act, or in default, may be convened by such requisitionists as empowered to do so by the Corporations Act.

11.2	Notice

A notice of a general meeting shall be given in accordance with the requirements of the Corporations Act and Article 26, and shall specify the place, the day and the time of the meeting and state the general nature of the business to be transacted at the meeting. The non-receipt of a notice of a general meeting by a Shareholder or the accidental omission to give such a notice to a Shareholder shall not invalidate any resolution passed at any such meeting.

11.3	Notice to ASX

The Company shall notify the ASX of any general meeting at which Directors are to be elected at least 20 Business Days before the earliest intended date for the general meeting and that notice shall state that nominations for election to the office of Director are to be received not later than 5 Business Days after the date that the notice to the ASX bears, or any extended time as the Directors shall determine.

All notices convening general meetings shall specify the place, date and hour of the meeting.

11.4	Annual General Meeting

An annual general meeting shall be held in accordance with the requirements of the Corporations Act.

12.	PROCEEDINGS AT GENERAL MEETINGS

12.1	Quorum

No business shall be transacted at any general meeting unless a quorum is present comprising 3 Shareholders present in person, by proxy, attorney or Representative. For the purpose of determining whether a quorum is present, a person attending as a proxy, attorney or Representative, shall be deemed to be a Shareholder present in person. If a quorum is not present within 15 minutes after the time appointed for a general meeting, the general meeting, if convened upon a requisition shall be dissolved, but in any other case, it shall stand adjourned sine die.

12.2	Business at General Meetings

Only matters that appear in a notice of meeting shall be dealt with at a general meeting or an annual general meeting, as the case may be.

12.3	Persons Entitled to Attend a General Meeting

The persons entitled to attend a general meeting shall be:

(a)	Shareholders, in person, by proxy, attorney or Representative;

(b)	Directors;

(c)	the Company's auditor: and

(d)	such other person or persons as the Chairman may approve.

12.4	Chairman

If the Directors have elected one of their members as Chairman of Directors' meetings he shall if willing preside as Chairman at every general meeting. Where a general meeting is held and a Chairman has not been so elected, or the Chairman is not present within 15 minutes after the time appointed for the holding of the general meeting or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the general meeting, but failing an election by the Directors, the Shareholders present shall elect one of their number to be Chairman of the general meeting.

12.5	Casting Vote

In the case of an equality of votes, the Chairman of the general meeting shall have a second or casting vote.

12.6	Adjournment

The Chairman may, with the consent of the general meeting, and shall, if so directed by the general meeting, adjourn the general meeting from time to time and from place to place, but no business shall be transacted on the resumption of any adjourned general meeting other than the business left unfinished at the general meeting from which the adjournment took place.

12.7	Notice of Resumption of Adjourned General Meeting

When a general meeting is adjourned for 30 days or more, notice of the resumption thereof shall be given in the same manner as for the original general meeting, but otherwise, it is not necessary to give any notice of any adjournment or of the business to be transacted on the resumption of the adjourned general meeting.

12.8	Voting Rights

Subject to any rights or restrictions for the time being attached to any class or classes of Shares at general meetings of Shareholders or classes of Shareholders:

(a)	each Shareholder entitled to vote may vote in person or by proxy, attorney or Representative;

(b)	on a show of hands, every person present who is a Shareholder or a proxy, attorney or Representative of a Shareholder has one vote; and

(c)	on a poll, every person present who is a Shareholder or a proxy, attorney or Representative of a Shareholder shall, in respect of each fully paid Share, or each partly paid Share where those partly paid Shares were offered to the Shareholders on a pro rata basis, held by him, or in respect of which he is appointed a proxy, attorney or Representative, have one vote for the Share, but in respect of partly paid Shares (not issued on a pro rata basis), shall have such number of votes as bears the same proportion to the total of such Shares registered in the Shareholder's name as the amount paid (not credited) bears to the total amounts paid and payable (excluding amounts credited).

12.9	Voting - Show of Hands

At any general meeting a resolution put to the vote of the general meeting shall be decided on a show of hands unless a poll is demanded in accordance with Article 12.11.

12.10	Results of Voting

Unless a poll is so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of general meetings of the Company, is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

12.11	Poll

A poll may be demanded before or immediately upon the declaration of the result of the show of hands by:

(a)	the Chairman of the general meeting;

(b)	at least 5 Shareholders present in person or by proxy, attorney or Representative; or

(c)	any one or more Shareholders holding not less than 5% of the total voting rights of all Shareholders having the right to vote on the resolution.

12.12	Manner of Taking Poll

If a poll is duly demanded, it shall be taken in such manner and either at once or after an interval or adjournment or otherwise as the Chairman directs, and the result of the poll shall be the resolution of the general meeting at which the poll was demanded. A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith.

12.13	Meeting May Continue

A demand for a poll shall not prevent the continuation of the general meeting for the transaction of other business.

12.14	Voting by Joint Holders

In the case of joint holders of Shares, the vote of the senior who tenders a vote, whether in person or by proxy, attorney or Representative, shall be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority shall be determined by the order in which the names stand in the Register of Shareholders.

12.15	Shareholder under Disability

If a Shareholder is of unsound mind or is a person whose person or estate is liable to be dealt with in any way under the law relating to mental health, his committee or trustee or such other person as properly has the management of his estate may exercise any rights of the Shareholder in relation to a general meeting as if the committee, trustee or other person were the Shareholder.

12.16	Payment of Calls

A Shareholder is only entitled to vote at a general meeting in respect of any Share or Shares in the Company upon which all calls due to the Company have been paid.

12.17	Objection to Voting

An objection may be raised to the qualification of a voter only at the general meeting or adjourned general meeting at which the vote objected to is given or tendered. Any such objection shall be referred to the Chairman of the general meeting, whose decision shall be final. A vote not disallowed pursuant to such an objection is valid for all purposes.

12.18	Proxies

An instrument appointing a proxy:

(a)	shall be in writing under the hand of the appointor or of his attorney, or, if the appointor is a corporation, either under seal or under the hand of a duly authorised officer or attorney;

(b)	may specify the manner in which the proxy is to vote in respect of a particular resolution and, where an instrument of proxy so provides, the proxy is not entitled to vote on the resolution except as specified in the instrument;

(c)	shall be deemed to confer authority to demand or join in demanding a poll;

(d)	shall be in such form as the Directors determine and which complies with the Corporations Act;

(e)	shall not be valid unless the original instrument and the power of attorney or other authority (if any) under which the instrument is signed (duly stamped where necessary) or a copy or facsimile which appears on its face to be an authentic copy of that proxy, power or authority, is or are deposited at or sent by facsimile transmission to the Registered Office, or deposited at or sent by facsimile transmission to such other place as is specified for that purpose in the notice convening the general meeting, no later than 48 hours prior to the time of the commencement of the general meeting in the place that the general meeting is being convened (or the resumption thereof if the general meeting is adjourned and notice is given in accordance with Article 12.7) as shall be specified in the notice convening the general meeting (or the notice under Article 12.7, as the case may be); and

(f)	shall comply with the Listing Rules.

12.19	Proxy Votes

A vote given in accordance with the terms of an instrument of proxy is valid notwithstanding the previous death or unsoundness of mind of the principal, the revocation of the instrument (or the authority under which the instrument was executed) or the transfer of the Share in respect of which the instrument or power is given, if no intimation in writing of the death, unsoundness of mind, revocation or transfer has been received by the Company at the Registered Office before the commencement of the general meeting or adjourned general meeting at which the instrument is used or the power is exercised.

12.20	Representatives of Corporate Shareholders

A body corporate (“the Appointor”) that is a Shareholder may authorise, in accordance with the Corporations Act, by resolution of its Directors or other governing body such person or persons as it may determine to act as its Representative at any general meeting of the Company or of any class of Shareholders. A person so authorised shall be entitled to exercise all the rights and privileges of the Appointor as a Shareholder. When a Representative is present at a general meeting of the Company, the Appointor shall be deemed to be personally present at the general meeting unless the Representative is otherwise entitled to be present at the general meeting. For the purposes of this Article 12, a copy of which appears on its face to be an authentic copy of a certificate under the Corporations Act shall also be deemed to be prima facie evidence of matters referred to in the Corporations Act.

13.	THE DIRECTORS

13.1	Number of Directors

The Company shall at all times have at least 3 Directors. The number of Directors shall not exceed 10. The Company may, by ordinary resolution, increase or reduce the number of Directors and may also determine in what rotation the increased or reduced number is to go out of office, provided that no Director other than the Managing Director shall be entitled to hold office for more than 3 years without rotation.

13.2	Rotation of Directors

At the Company's first annual general meeting, all the Directors shall retire from office, and at the annual general meeting in every subsequent year, one-third of the Directors for the time being, or, if their number is not a multiple of 3, then the whole number nearest one-third, shall retire from office. The Directors to retire at an annual general meeting other than the first annual general meeting are those who have been longest in office since their last election, but, as between persons who became Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by drawing lots. A retiring Director is eligible for re-election.

13.3	Re-appointment of Directors

The Company may, at the general meeting at which a Director so retires, fill the vacated office by electing a person to that office by resolution. Subject to the Corporations Act, if the vacated office is not so filled, the retiring Director shall, if submitting himself for re-election and not being disqualified under the Corporations Act from holding office as a Director, be deemed eligible to be re-elected by an ordinary resolution at that general meeting unless it is expressly resolved by ordinary resolution at that general meeting not to fill the vacated office.

13.4	Election of Directors

No person other than a Director seeking re-election shall be eligible for election to the office of Director at any general meeting unless he or some Shareholder intending to propose him has not later than 5 Business Days after the date shown on the notice to the ASX referred to in Article 11.3(a), left at the Registered Office a notice in writing duly signed by the nominee giving his consent to the nomination and signifying his candidature for the office or the intention of such Shareholder to propose him. Notice of each and every candidature for election as a Director shall be given to each Shareholder with or as part of the notice of the meeting at which the election is to take place. The Company shall observe the requirements of the Corporations Act with respect to the election of Directors.

Where the number of nominations for election as a Director exceeds the number of Directors who have or are to resign at the general meeting, the order in which the nominations are to be voted on shall be determined by drawing lots and once the relevant vacancies have been filled, no further nominations shall be voted on.

13.5	Casual Vacancies and Additional Directors

The Directors may at any time appoint a person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors does not at any time exceed the maximum number specified by these Articles. Any Director so appointed holds office only until the next following annual general meeting and is then eligible for re-election but shall not be taken into account in determining the Directors who are to retire by rotation (if any) at that meeting.

13.6	Removal of Director

The Company may by resolution remove any Director before the expiration of his period of office, and may by resolution appoint another person in his place. The person so appointed is subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

13.7	Vacation of Office

The office of Director shall automatically become vacant if the Director:

(a)	ceases to be a Director by virtue of any provision of the Corporations Act;

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	becomes prohibited from being a Director by reason of any order made under the Corporations Act;

(d)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(e)	resigns his office by notice in writing to the Company;

(f)	is removed from office under Article 13.6; or

(g)	is absent for more than 6 months, without permission of the Directors, from meetings of the Directors held during that period.

13.8	Remuneration of Non-Executive Directors

The Non-Executive Directors may be paid such aggregate remuneration as is from time to time determined by the Company in general meeting held in accordance with the Corporations Act and the Listing Rules. The remuneration may be divided among the Non-Executive Directors in such proportion as they from time to time agree, and in default of agreement, in equal shares. No non-executive Director shall be paid as part or whole of his remuneration a commission on or a percentage of operating revenue. The remuneration of a Director shall be deemed to accrue from day to day.

13.9	Expenses

The Directors shall be entitled to be paid reasonable travelling, hotel and other expenses incurred by them respectively in or about the performance of their duties as Directors. If any of the Directors being willing shall be called upon to perform extra services or make any special exertions on behalf of the Company or the business thereof, the Directors may remunerate such Director in accordance with such services or exertions, and such remuneration may be either in addition to or in substitution for his share in the remuneration provided for by Article 13.8.

13.10	No Share Qualification

A Director is not required to hold any Shares.

14.	POWERS AND DUTIES OF DIRECTORS

14.1	Management of the Company

Subject to the Corporations Act and to any other provision of these Articles, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and forming the Company, and may exercise all such powers of the Company as are not, by the Corporations Act or by these Articles, required to be exercised by the Company in general meeting.

14.2	Borrowings

Without limiting the generality of Article 14.1, the Directors may at any time:

(a)	exercise all powers of the Company to borrow money, to charge any property or business of the Company or all or any of its uncalled capital and to issue debentures or give any other security for a debt, liability or obligation of the Company or of any other person;

(b)	sell or otherwise dispose of the whole or any part of the assets, undertakings and other properties of the Company or any that may be hereafter acquired on such terms and conditions as they may deem advisable, but:

(i)	the Company shall comply with the Listing Rules;

(ii)	any sale or disposal of the Company's main undertaking shall only be made subject to the prior approval or ratification of the sale or disposal by the Company in general meeting; and

(iii)	on the sale or disposition of the Company's main undertaking or on the liquidation of the Company, no commission or fee shall be paid to any Director or Directors or to any liquidator of the Company unless it shall have been ratified by the Company in general meeting, with prior notification of the amount of such proposed payments having been given to all Shareholders at least 7 days prior to the meeting at which any such payment is to be considered; and

(c)	take any action necessary or desirable to enable the Company to comply with the Listing Rules.

14.3	Attorneys

The Directors may, by power of attorney, appoint any person or persons to be the attorney or attorneys of the Company for such purposes, with such powers, authorities and discretions (being powers, authorities and discretions vested in or exercisable by the Directors), for such period and subject to such conditions as they think fit. Any such power of attorney may contain such provisions for the protection and convenience of persons dealing with the attorney as the Directors may determine and may also authorise the attorney to delegate all or any of the powers, authorities and discretions vested in him.

14.4	Cheques, etc.

All cheques, promissory notes, bankers drafts, bills of exchange and other negotiable instruments, and all receipts for money paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by any two Directors or in such other manner as the Directors determine.

14.5	Retirement Benefits for Directors

The Directors may at any time adopt any scheme or plan which they consider to be in the interests of the Company and which is designed to provide retiring or superannuation benefits for both present and future non-executive Directors, and they may from time to time vary any such scheme or plan. Any scheme or plan may be effected by agreements entered into by the Company with individual Directors, or by the establishment of a separate trust or fund, or in such other manner as the Directors consider proper. The Directors may attach such terms and conditions to any entitlement under any such scheme or plan as they think fit, including, without limitation, a minimum period of service by a Director before the accrual of any entitlement and the acceptance by the Directors of a prescribed retiring age. No such scheme or plan shall operate to confer upon any Director or on any of the dependants of any Director any benefits exceeding those benefits exempted under the Corporations Act and the Listing Rules, except with the approval of the Company in general meeting and in any case in accordance with the Listing Rules.

14.6	Securities to Directors

If the Directors of the Company acting solely in their capacity as Directors shall become personally liable for the payment of any sum primarily due by the Company, the Directors may create any mortgage, charge or security over or affecting the whole or any part of the assets of the Company by way of indemnity to secure the persons or person so becoming liable from any loss in respect of such liability.

15.	PROCEEDINGS OF DIRECTORS

15.1	Convening a Meeting

A Director may at any time, and a Secretary shall, whenever requested to do so by one or more Directors, convene a Directors' meeting but not less than 24 hours' notice of every such Directors' meeting shall be given to each Director either by personal telephone contact or in writing by the convenor thereof. The Directors may by unanimous resolution agree to shorter notice.

15.2	Procedure at Meetings

The Directors may meet together for the dispatch of business and adjourn and, subject to this Article 15, otherwise regulate the Directors' meetings as they think fit.

15.3	Quorum

No business shall be transacted at any Directors' meeting unless a quorum is present, comprising 2 Directors present in person. However, subject to the provisions of the Corporations Act, a quorum is not present during the consideration of a matter at a meeting of Directors unless 2 Directors are present who are entitled to vote on a motion in relation to that matter. Provided a quorum is present at the place where the meeting is held, other Directors unable to attend in person may participate in the proceedings of the meeting in accordance with Article 16.

15.4	Majority Decisions

Questions arising at any Directors' meeting shall be decided by a majority of votes. A resolution passed by a majority of Directors shall for all purposes be deemed a determination of “the Directors”.

15.5	Casting Votes

In the case of an equality of votes, the Chairman of the meeting shall have a second or casting vote, but the Chairman shall have no casting vote where only 2 Directors are competent to vote on the question.

15.6	Alternate Directors

A Director may appoint any person to be an alternate Director in his place during such period as he thinks fit, and the following provisions shall apply with respect to any alternate Director:

(a)	he is entitled to notice of Directors' meetings and, if his appointor Director is not present at such a Directors' meeting, he is entitled to attend and vote in the place of the absent Director;

(b)	he may exercise any powers that his appointor Director may exercise, and the exercise of any such power by the alternate Director shall be deemed to be the exercise of the power by his appointor Director;

(c)	he is not required to hold any Shares;

(d)	his appointment may be terminated at any time by his appointor Director notwithstanding that the period of the appointment of the alternate Director has not expired, and the appointment shall terminate in any event if his appointor Director vacates office as a Director; and

(e)	the appointment, or the termination of an appointment, of an alternate Director shall be effected by a written notice signed by the Director who made the appointment given to the Company.

15.7	Continuing Directors May Act

In the event of a vacancy or vacancies in the office of a Director, the remaining Directors may act but, if the number of remaining Directors is not sufficient to constitute a quorum at a meeting of Directors, they may act only for the purpose of increasing the number of Directors to a number sufficient to constitute such a quorum, or in order to convene a general meeting of the Company.

15.8	Chairman

The Directors shall elect from among their number a Chairman and Vice Chairman of their meetings and may determine the period for which each is to hold office. Where a Directors' meeting is held and a chairman has not been elected or the Chairman or in his absence, the Vice-Chairman is not present within 10 minutes after the time appointed for holding of the Directors' meeting or is unwilling to act, the Directors present shall elect one of their number to be a chairman of the Directors' meeting.

15.9	Committees

The Directors may delegate any of their powers to a committee or committees consisting of such of their number as they think fit. A committee to which any powers have been so delegated shall exercise the powers delegated in accordance with any directions of the Directors, and a power so exercised shall be deemed to have been exercised by the Directors. The members of such a committee may elect one of their number as chairman of their meetings. Questions arising at a meeting of a committee shall be determined by a majority of votes of the members present and voting. In the case of an equality of votes, the chairman shall have a casting vote.

15.10	Written Resolutions

A resolution in writing signed by all Directors for the time being or their respective alternate Directors, (except those Directors (or their alternates) who expressly indicate their abstention in writing to the Company and those who would not be permitted, by virtue of the Corporations Act, to vote were the resolution to be put to a meeting of the Directors), shall be as valid and effectual as if it had been passed at a Directors' meeting duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more Directors. A telex, telegram, facsimile transmission or other document produced by mechanical means and bearing the signature of the Director, printed mechanically and with his authority, shall be deemed to be a document in writing signed by the Director.

15.11	Defective Appointment

All acts done by any Directors' meeting or of a committee of Directors or by any person acting as a Director are, notwithstanding that it is afterwards discovered that there was some defect in the appointment of a person to be, or to act as, a Director, or that a person so appointed was disqualified, as valid as if the person had been duly appointed and was qualified to be a Director or to be a member of the committee.

15.12	Directors May Hold Other Offices

A Director may hold any other office or place of profit in or in relation to the Company (except that of auditor) in conjunction with his office of Director and on such terms as to remuneration or otherwise as the Directors shall approve.

15.13	Directors May Hold Shares, etc.

A Director may be or become a shareholder in or director of or hold any other office or place of profit in or in relation to any other company promoted by the Company or in which the Company may be interested, whether as a vendor, shareholder or otherwise.

15.14	Directors Not Accountable for Benefits

No Director shall be accountable for any benefits received as the holder of any other office or place of profit in or in relation to the Company or any other company referred to in Article 15.13 or as a shareholder in or director of any such other company.

15.15	Disclosure of Interests

No Director shall be disqualified by his office from contracting with the Company whether as vendor purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided or prejudiced on that account, nor shall any Director be liable to account to the Company for any profit arising from any such contract or agreement by reason only of such Director holding that office or of the fiduciary relationship thereby established. However, the nature of his interest must be disclosed by him at a Directors' meeting as soon as practicable after the relevant facts have come to his knowledge and such Director shall comply with the requirements of the Corporations Act. Subject to the requirements of the Corporations Act, a general notice that a Director is a member of or otherwise interested in any specific firm or company and is to be regarded as interested in all transactions with that firm or company shall be a sufficient disclosure under this Article as regards such Director and the said transactions, and after such general notice it shall not be necessary for such Director to give a special notice relating to any particular transaction with that firm or company. Disclosure pursuant to this Article shall constitute sufficient disclosure of interest by a Director in all circumstances notwithstanding any rule of the general law to the contrary, and nothing in this Article shall be read or construed so as to impose a greater duty of disclosure on a Director than that required by the Corporations Act.

15.16	Related Body Corporate Contracts

A Director shall not be deemed to be interested or to have been at any time interested in any contract or arrangement by reason only that in a case where the contract or arrangement has been or will be made with, for the benefit of, or on behalf of a Related Body Corporate, he is a shareholder in that Related Body Corporate.

15.17	Voting, Affixation of Seal

A Director may in all respects act as a Director in relation to any contract or arrangement in which he is interested, including, without limiting the generality of the foregoing, in relation to the use of the Company's Seal, but he may not vote in relation to any contract or proposed contract or arrangement in which he has directly or indirectly a material interest, and in that respect, he shall comply with the requirements of the Corporations Act.

15.18	ASX to be Advised

The Directors shall advise the Company, which in turn shall advise the ASX without delay of any material contract involving Directors' interests. The advice shall include at least the following information:

(a)	the names of the parties to the contract;

(b)	the name or names of the Director or Directors who has or have any material interest in the contract;

(c)	particulars of the contract; and

(d)	particulars of the relevant Director's or Directors' interest or interests in that contract.

16.	MEETING BY INSTANTANEOUS COMMUNICATION DEVICE

16.1	Meetings to be Effectual

For the purposes of these Articles, but subject to Article 15.3, the contemporaneous linking together by instantaneous communication device of a number of consenting Directors not less than the quorum, whether or not any one or more of the Directors is out of Australia, shall be deemed to constitute a Directors' meeting and all the provisions of these Articles as to the Directors' meetings shall apply to such meetings held by instantaneous communication device so long as the following conditions are met:

(a)	all the Directors for the time being entitled to receive notice of the Directors' meeting (including any alternate for any Director) shall be entitled to notice of a meeting by instantaneous communication device for the purposes of such meeting. Notice of any such Directors' meeting shall be given on the instantaneous communication device or in any other manner permitted by the Articles;

(b)	each of the Directors taking part in the Directors' meeting by instantaneous communication device must be able to hear each of the other Directors taking part at the commencement of the Directors' meeting; and

(c)	at the commencement of the Directors' meeting each Director must acknowledge his presence for the purpose of a Directors' meeting of the Company to all the other Directors taking part.

16.2	Procedure at Meetings

A Director may not leave a Directors' meeting held under Article 16.1 by disconnecting his instantaneous communication device unless he has previously obtained the express consent of the Chairman of the Directors' meeting and shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the Directors' meeting by instantaneous communication device unless he has previously obtained the express consent of the Chairman of the Directors' meeting to leave the Directors' meeting as aforesaid.

16.3	Minutes

A minute of the proceedings at a Directors' meeting held under Article 16.1 shall be sufficient evidence of such proceedings and of the observance of all necessary formalities if certified as a correct minute by the Chairman or the person taking the chair at the Directors' meeting under Article 16.1.

16.4	Definition

For the purpose of these Articles “instantaneous communication device” shall include telephone, television or any other audio or audio-visual device which permits instantaneous communication.

17.	MANAGING DIRECTOR

17.1	Appointment

The Directors may from time to time appoint one or more of their number to the office of Managing Director or Managing Directors of the Company or to the office of Executive Director or Executive Directors either for a fixed term or at will, but not for life and, subject to the terms of any agreement entered into in a particular case, may revoke any such appointment. The appointment of a Managing Director or Executive Director so appointed automatically terminates if he ceases for any reason to be a Director.

17.2	Remuneration

Subject to Article 13.9, a Managing Director or Executive Director shall, subject to the terms of any agreement entered into in a particular case, receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another, but not a commission on or a percentage of operating revenue) as the Directors may determine.

17.3	Powers

The Directors may, upon such terms and conditions and with such restrictions as they think fit, confer upon a Managing Director or Executive Director any of the powers exercisable by them. Any powers so conferred may be concurrent with, or be to the exclusion of, the powers of the Directors. The Directors may at any time withdraw or vary any of the powers so conferred on a Managing Director or an Executive Director.

17.4	Rotation

A Managing Director shall not retire by rotation in accordance with Article 13.3, but Executive Directors shall. If the Company has more than one Managing Director at the time of any Annual General Meeting, then the person who has been appointed most recently as Managing Director shall retire by rotation in accordance with Article 13.2.

18.	SECRETARY

A Secretary of the Company shall hold office on such terms and conditions, as to remuneration and otherwise, as the Directors determine.

19.	SEALS

19.1	Common Seal

The Directors shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors, or of a committee of the Directors authorised by the Directors to authorise the use of the Seal. Every document to which the Seal is affixed shall be signed by a Director and countersigned by another Director, (who may be an alternate Director) a Secretary or another person appointed by the Directors to countersign that document or a class of documents in which that document is included.

19.2	Share Seal

Subject to the Corporations Act, the Company is hereby authorised to have a duplicate Common Seal, known as the Share Seal, which shall be a facsimile of the Common Seal with the addition on its face of the words “Share Seal”, and the following provisions shall apply to its use:

(a)	any certificate for Shares may be issued under the Share Seal and if so issued shall be deemed to be sealed with the Common Seal;

(b)	subject to the following provisions of this Article 19.2, the signatures required by Article 19.1 on a document to which the Common Seal is affixed may be imposed by some mechanical means;

(c)	subject to the following provisions of this Article 19.2, the Directors may determine the manner in which the Share Seal shall be affixed to any document and by whom a document to which the Share Seal is affixed shall be signed, and whether any signature so required on such a document must be actually written thereon or whether it may be imposed by some mechanical means;

(d)	the only documents on which the Share Seal may be used shall be Share or stock unit certificates, debentures or certificates of debenture stock, secured or unsecured notes, option certificates and any certificates or other documents evidencing any Share Options or rights to take up any Shares in or debenture stock or debentures or notes of the Company; and

(e)	signatures shall not be imposed by mechanical means nor (except when the requirements of Article 19.1 as to signatures are complied with) shall the Share Seal be used on any certificate or other document mentioned in paragraph (d) of Article 19.2 unless such certificate or other document has first been approved for sealing or signature (as the case may be) by the Board or other authorised person or persons.

20.	ACCOUNTS, AUDIT AND RECORDS

20.1	Accounting records to be kept

The Directors shall cause proper accounting and other records to be kept by the Company and shall distribute copies of the Company's accounts and reports as required by the Corporations Act and the Listing Rules.

20.2	Audit

The Company shall comply with the requirements of the Corporations Act and the Listing Rules as to the audit of accounts, registers and records.

20.3	Inspection

The Directors shall determine whether and to what extent, and at what time and places and under what conditions, the accounting records and other documents of the Company or any of them will be open to the inspection of Shareholders other than Directors. A Shareholder other than a Director shall not be entitled to inspect any document of the Company except as provided by law or authorised by the Directors or by the Company in general meeting.

21.	MINUTES

21.1	Minutes to be Kept

The Directors shall cause to be kept, in accordance with the Corporations Act, minutes of:

(a)	all proceedings of general meetings and Directors meetings; and

(b)	all appointments of Officers and persons ceasing to be Officers.

21.2	Signature of Minutes

All minutes shall be signed by the chairman of the meeting at which the proceedings took place or by the chairman of the next succeeding meeting.

21.3	Requirements of the Corporations Act

The Company and the Officers shall comply with the requirements of the Corporations Act in relation to minutes.

22.	DIVIDENDS AND RESERVES

22.1	Dividends

The Directors may from time to time declare a dividend to be paid to the Shareholders entitled to the dividend. The dividend as declared shall (subject to article 22.9 hereunder and the rights of any preference Shareholders and to the rights of the holders of any shares created or raised under any special arrangement as to dividend) be payable on all Shares in accordance with the Corporations Act.

22.2	Interim Dividend

The Directors may from time to time pay to the Shareholders such interim dividends as they may determine.

22.3	Dividends only Payable from Profits

No dividend shall be payable except out of profits. A determination by the Directors as to the profits of the Company shall be conclusive.

22.4	No Interest

No dividend shall carry interest as against the Company.

22.5	Reserves

The Directors may set aside out of the profits of the Company such amounts as they may determine as reserves, to be applied at the discretion of the Directors, for any purpose for which the profits of the Company may be properly applied.

22.6	Alternative Method of Payment of Dividend

When declaring any dividend, the Directors may:

(a)	direct payment thereof to be made wholly or in part by the distribution of specific assets or documents of title (including, without limitation, paid-up Shares, debentures or debenture stock of this or any other company, gold, gold or mint certificates or receipts and like documents) or in any one or more of such ways, and where any difficulty arises with regard to the distribution the Directors may settle it as they think expedient and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees upon such trusts for the persons entitled to the dividend as may seem expedient to the Directors; or

(b)	direct that such dividend be payable to particular shareholders wholly or partly out of any particular fund or reserve or out of profits derived from any particular source and to the remaining Shareholders wholly or partly out of any other particular fund or reserve or out of profits derived from any other particular source and may so direct notwithstanding that by so doing the dividend will form part of the assessable income for taxation purposes of some Shareholders and will not form part of the assessable income of others.

22.7	Payment of Dividends

All dividends shall be dispatched simultaneously to the Shareholders entitled to the dividend.

22.8	Unclaimed Dividends

Except as otherwise provided by statute, all dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

22.9	Breach of Escrow Agreements

During a breach of the Listing Rules relating to Restricted Securities, or a breach of a “restriction agreement”, the holder of the Restricted Securities is not entitled to any dividend or distribution, or voting rights in respect of the Restricted Securities.

23.	CAPITALISATION

23.1	Capitalisation

Subject to the Listing Rules, the Directors may from time to time determine to capitalise any amount, being the whole or a part of the amount for the time being standing to the credit of any reserve account including, without limitation, the asset revaluation reserve account, the share premium reserve account and the option premium reserve account or the profit and loss account or otherwise available for distribution to Shareholders, and that amount be applied, in any of the ways mentioned in Article 23.2 for the benefit of Shareholders in the proportions to which those Shareholders would have been entitled in a distribution of that amount by way of dividend.

23.2	Application of Capitalised Amounts

The ways in which an amount may be applied for the benefit of Shareholders under Article 23.1 are:

(a)	in paying up any amounts unpaid on Shares held by Shareholders;

(b)	in paying up in full unissued Shares or debentures to be issued to Shareholders as fully paid; or

(c)	partly as mentioned in paragraph (a) and partly as mentioned in paragraph (b).

23.3	Procedures

The Directors shall do all things necessary to give effect to the resolution referred to in Article 23.1 and, in particular, to the extent necessary to adjust the rights of the Shareholders among themselves, may:

(a)	make cash payments in cases where Shares or debentures could only be issued in fractions; and

(b)	authorise any person to make, on behalf of all the Shareholders entitled to any further Shares or debentures upon the capitalisation, an agreement with the Company providing for the issue to them, credited as fully paid up, of any such further Shares or debentures or for the payment up by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing Shares by the application of their respective proportions of the sum resolved to be capitalised;

and any agreement made under an authority referred to in paragraph (b) is effective and binding on all the Shareholders concerned.

24.	BONUS SHARE PLAN

24.1	Authorisation of Bonus Share Plan

The Company may, by ordinary resolution in general meeting, authorise the Directors to implement a Bonus Share Plan on such terms and conditions as are referred to in such resolution and which plan provides for any dividend which the Directors may declare from time to time under Article 22, less any amount which the Company shall pursuant either to these Articles or to any law be entitled or obliged to retain, not to be payable on Shares which are participating Shares in the Bonus Share Plan but for those Shares to carry instead an entitlement to receive an allotment of additional fully paid ordinary Shares to be issued as bonus Shares.

24.2	Amendment and Revocation

Any resolution passed by the Company in general meeting pursuant to Article 24.1 may, at any time, be amended or revoked by the Company by ordinary resolution in general meeting.

25.	DIVIDEND REINVESTMENT PLAN

25.1	Authorisation of Dividend Reinvestment Plan

The Company may, by ordinary resolution in general meeting, authorise the Directors to implement a Dividend Reinvestment Plan on such terms and conditions as are referred to in such resolution and which plan provides for any dividend which the Directors may declare from time to time under Article 22 and payable on Shares which are participating Shares in the Dividend Reinvestment Plan, less any amount which the Company shall pursuant either to these Articles or to any law be entitled or obliged to retain, to be applied by the Company to the payment of the subscription price of ordinary fully paid Shares.

25.2	Amendment and Revocation

Any resolution passed by the Company in general meeting pursuant to Article 25.1 may, at anytime, be amended or revoked by the Company by ordinary resolution in general meeting.

26.	NOTICES

26.1	Service

A notice may be given by the Company to any Shareholder either by serving it on him personally or by sending it by post to him at his address as shown in the Register of Shareholders or the address supplied by him to the Company for the giving of notices to him. Notices to Shareholders whose registered address is outside Australia shall be sent by airmail, by facsimile, by any other way that ensures it will be received quickly, or where applicable by the means provided for by Article 26.7.

26.2	Service by Post

Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected, in the case of a notice of a meeting, on the date after the date of its posting and, in any other case, at the time at which the letter would be delivered in the ordinary course of post.

26.3	Notice to Joint Holders

A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder first named in the Register of Shareholders in respect of the Share.

26.4	Notices to Personal Representatives and Others

A notice may be given by the Company to a person entitled to a Share in consequence of the death or bankruptcy of a Shareholder by serving it on him or by sending it to him by post addressed to him by name or by the title of representative of the deceased or assignee of the bankrupt, or by any like description, at the address (if any) supplied for the purpose by the person or, if such an address has not been supplied, at the address to which the notice might have been sent if the death or bankruptcy had not occurred.

26.5	Persons Entitled to Notice

Notice of every general meeting shall be given to:

(a)	every Shareholder;

(b)	every person entitled to a Share in consequence of the death or bankruptcy of a Shareholder who, but for his death or bankruptcy, would be entitled to receive notice of the meeting;

(c)	the auditor for the time being of the Company; and

(d)	the ASX (if the Company is admitted to the official list of ASX).

No other person is entitled to receive notices of general meetings.

26.6	Change of Address

The Company shall acknowledge receipt of all notifications of change of address by holders of partly paid Shares.

26.7	Incorrect Address

Where the Company has bona fide reason to believe that a Shareholder is not known at his registered address, and the Company has subsequently made an enquiry in writing at that address as to the whereabouts of the Shareholder which enquiry either elicits no response or a response indicating that the Shareholder or his present whereabouts are unknown, subject to the Listing Rules, all future notices will be deemed to be given to such Shareholder if the notice is exhibited in the Registered Office (or, in the case of a member registered on a Branch Register, in a conspicuous place in the place where the Branch Register is kept) for a period of 48 hours (and shall be deemed to be duly served at the commencement of that period) unless and until the Shareholder informs the Company that he has resumed residence at his registered address or notifies the Company of a new address to which the Company may send him notices (which new address shall be deemed his registered address).

27.	WINDING-UP

The liquidator on any winding up may, with the sanction of a special resolution of the Company and with the approval of separate general meetings of the Shareholders of each of the several classes (if any) of Shareholders, divide among the Shareholders or any of them in specie or kind any part of the assets of the Company, and may with the like sanction and approval vest any part of the assets of the Company in trustees upon such trusts for the benefit of the Shareholder or any of them as the liquidator with the like sanction and approval shall think fit. With such approval any such division may be otherwise than in accordance with the legal rights of the Shareholders, and in particular any class may be given preferential or special rights or may be excluded altogether or in part, but in case any division otherwise than in accordance with the legal rights of the Shareholders shall be determined on any Shareholder who would be prejudiced thereby shall have a right of dissent and ancillary rights as if such determination were a special resolution passed pursuant to the Corporations Act. In case any of the shares to be divided as aforesaid involve a liability to calls or otherwise, any person entitled under such division to any of the said share may within 10 days after the passing of the special resolution by notice in writing direct the liquidator to sell his proportion and pay him the net proceeds and the liquidator shall, if practicable, act accordingly. Nothing in this Article shall derogate from or affect any right to exercise any statutory or other power which would have existed if such Article were omitted.

28.	INDEMNITY AND INSURANCE

(1)	Persons to whom (2) and (3) apply

Paragraphs (2) and (3) of this Article 28 apply:

(a)	to each person who is or has been a director, alternate director or executive officer of the Company;

(b)	to such other officers or former officers of the Company or of its related bodies corporate as the directors in each case determine; and

(c)	if the directors so determine to any auditor or former auditor of the Company or of its related bodies corporate.

(2)	Indemnity

The Company must indemnify, on a full indemnity basis and to the full extent permitted by law, each person to whom this Article 28(2) applies against any losses or liabilities incurred by the person as an officer or auditor of the Company or of a related body corporate including, but not limited to, a liability for negligence or for costs and expenses incurred:

(a)	in defending proceedings, whether civil or criminal, in which judgment is given in favour of the person or in which the person is acquitted; or

(b)	in connection with an application, in relation to such proceedings, in which the Court grants relief to the person under the Corporations Act.

(3)	Insurance

The Company may, to the extent permitted by law:

(a)	purchase and maintain insurance; or

(b)	pay or agree to pay a premium for insurance,

for any person to whom this Article 28(3) applies against any liability incurred by the person as an officer or auditor of the Company or of a related body corporate including, but not limited to, a liability for negligence or for reasonable costs and expenses incurred in defending proceedings, whether civil or criminal and whatever their outcome.

29.	OVERSEAS SHAREHOLDERS

Each Shareholder with a registered address outside Australia acknowledges that, with the approval of the ASX, the Company may, as contemplated by the Listing Rules, and in accordance with the Listing Rules, arrange for a nominee to dispose of any of its entitlement to participate in any issue of Shares or Share Options by the Company to Shareholders.

30.	COMPLIANCE WITH LISTING RULES

If the Company is admitted to the official list of ASX the following clauses apply:

(a)	Notwithstanding anything contained in these Articles, if the Listing Rules prohibit an act being done, the act shall not be done.

(b)	Nothing contained in these Articles prevents an act being done that the Listing Rules require to be done.

(c)	If the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be).

(d)	If the Listing Rules require these Articles to contain a provision and it does not contain such a provision, these Articles are deemed to contain that provision.

(e)	If the Listing Rules require these Articles not to contain a provision and it contains such a provision, these Articles are deemed not to contain that provision.

(f)	If the Listing Rules require this constitution not to contain a provision and any replaceable rule applicable to this entity is or contains such a provision, that replaceable rule is deemed not to apply to this entity.

(g)	If any provision of these Articles is or becomes inconsistent with the Listing Rules, these Articles are deemed not to contain that provision to the extent of the inconsistency.

(h)	If any replaceable rule applicable to this entity is or becomes inconsistent with the Listing Rules, this constitution is deemed to replace or modify that replaceable rule to the extent of any inconsistency.